Exhibit 99.1

News Release
General Inquiries: (713) 783-8000 www.sanchezmidstream.com

Sanchez Midstream Partners Reports
Second Quarter 2018 Financial Results

HOUSTON--(GLOBE NEWSWIRE)--Aug. 9, 2018--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today reported second quarter 2018 results.  Highlights from the report include:

•	The Partnership reported a net loss of $1.8 million for the second quarter 2018, which compares to net income of $0.6 million for the second quarter 2017;
•

Adjusted EBITDA (a non-GAAP financial measure) was $17.6 million for the second quarter 2018, which is approximately 15 percent higher when compared to the Partnership’s second quarter 2017 Adjusted EBITDA of $15.3 million;

•	A second quarter 2018 cash distribution on common units of $0.4508 per unit ($1.8032 per unit annualized) has been declared by the Partnership, which is payable Aug. 31, 2018; and
•

The Partnership’s second quarter 2018 cash available for distribution (a non-GAAP financial measure) was approximately $7.7 million, resulting in a distribution coverage ratio of approximately 1.1 times.

MANAGEMENT COMMENTARY

“The Partnership continues to execute its 2018 operating and financial plan,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “Despite lower than expected throughput volumes on our midstream assets, our second quarter 2018 Adjusted EBITDA increased by approximately 15 percent when compared to Adjusted EBITDA for the second quarter 2017.  As a result, our cash available for distribution in the second quarter 2018 was approximately $7.7 million, which covered our distribution on common units by approximately 1.1 times.

“During the quarter, we also announced the execution of a series of agreements with Targa Resources Corp. (“Targa”) (NYSE: TRGP) to form an expanded 50/50 midstream joint venture, operated by Targa, in South Texas.  The “Carnero JV” enhances our midstream strategy, secures and expands our third-party volumes, and is expected to provide additional stable, fee-based cash flow to the Partnership.  The structure of the transaction greatly simplifies our previous joint ventures with Targa, facilitates greater operating efficiencies, and provides a solid platform to capture benefits that are expected to increase over time as the joint venture services the needs of Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) and other producers and marketers in South Texas.  Importantly, with additional volumes expected through our expanded system in 2018 and the years to come, we have preemptively put ourselves in a position to continue to grow the Partnership while being disciplined with capital.  Accordingly, we see the Carnero JV as a key step in positioning the Partnership for continued growth in South Texas.”

Financial Results

The Partnership’s revenue totaled $17.0 million during the second quarter 2018.  Included in total revenue for the second quarter 2018 is $14.8 million from the midstream activities of Western Catarina Midstream and the Seco Pipeline and approximately $5.9 million from production activities.  The balance of the Partnership’s second quarter 2018 total revenue came from a loss on hedge settlements ($0.5 million) and a loss on mark-to-market activities ($3.2 million), which is a non-cash item.

Earnings from the Carnero JV totaled $3.1 million during the second quarter 2018.  The Partnership’s cash distributions from the Carnero JV related to second quarter 2018 operating results total approximately $5.5 million.

On a GAAP basis, the Partnership recorded a net loss of $1.8 million for the second quarter 2018, which compares to net income of $1.4 million for the first quarter 2018 and net income of $0.6 million in the second quarter 2017.

The Partnership’s Adjusted EBITDA (a non-GAAP financial measure) for the second quarter 2018 was $17.6 million, which compares to Adjusted EBITDA of approximately $18.6 million for the first quarter 2018 and Adjusted EBITDA of $15.3 million for the second quarter 2017.  The Partnership’s calculation of Adjusted EBITDA is discussed in further detail below.

liquidity Update

As of June 30, 2018, the Partnership had $184 million in debt outstanding under its credit facility, which has a current borrowing base of $310 million and an elected commitment amount of $210 million.  The midstream portion of the borrowing base is $275 million, which results in the Partnership’s midstream collateral covering the $210 million elected commitment amount by approximately 1.3 times.

The Partnership had approximately $2.5 million in cash and cash equivalents as of June 30, 2018.

HEDGE UPDATE

For the full year 2018, the Partnership has hedged approximately 497,328 million British thermal units (“MMBtu”) of its natural gas production at an effective NYMEX fixed price of approximately $3.00 per MMBtu and approximately 259.6 thousand barrels of its crude oil production at an effective NYMEX fixed price of approximately $59.73 per barrel.  The Partnership has additional hedges covering a portion of its production in 2019 and 2020.  Additional information about SNMP’s hedges can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

DISTRIBUTIONS

On Aug. 8, 2018, the Partnership declared a second quarter 2018 cash distribution on its common units of $0.4508 per unit ($1.8032 per unit annualized).    The Partnership also declared a second quarter 2018 distribution to the holders of its Class B preferred units equal to 310,009 Class B Preferred PIK Units and a cash distribution of $0.22580 per Class B preferred unit.

Based on second quarter 2018 Adjusted EBITDA of $17.6 million, cash interest expense of approximately $2.5 million, maintenance capital of $0.4 million, and $7.0 million in preferred unit distributions made in cash, the Partnership generated approximately $7.7 million in cash available for distribution (a non-GAAP financial measure) during the second quarter 2018, resulting in a distribution coverage ratio of approximately 1.1 times.

Conference Call information

The Partnership will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Thursday, Aug. 9, 2018 to discuss second quarter 2018 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (844) 824-3837 shortly before 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The international phone number is (412) 317-5161.  Callers should request the “Sanchez Midstream Partners Second Quarter 2018 Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezmidstream.com) under the Investor Relations page.  A replay will be available approximately three hours after the call through Aug. 16, 2018, at 10:59 p.m. Central Time (11:59 p.m. Eastern Time). The replay may be accessed by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International), and referencing the replay passcode: 10122666.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy related assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov)  and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

The Partnership will provide any unitholder with a hard copy of its annual report on Form 10-K, which includes the Partnership’s complete audited financial statements, free of charge at any time upon request.  Requests can be directed in writing to SNMP Investor Relations, 1000 Main Street, Suite 3000, Houston, TX 77002 or by email to IR@sanchezmidstream.com.

Non-GAAP Measures

We present Adjusted EBITDA and cash available for distribution, non-GAAP financial measures, in addition to our reported net income (loss), the most comparable GAAP financial measure, in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation expense; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this news release. Cash available for distribution is defined as Adjusted EBITDA less cash interest expense; distributions on preferred units; and maintenance capital.  For a reconciliation of cash available for distribution to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this news release.

Adjusted EBITDA and cash available for distribution are significant performance metrics used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates. Adjusted EBITDA and cash available for distribution are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess: (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA and cash available for distribution is net income (loss). Our non-GAAP financial measures of Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income (loss). Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income (loss). Adjusted EBITDA and cash available for distribution should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For reconciliations of Adjusted EBITDA and cash available for distribution to net income (loss), the most comparable GAAP financial metric, please see the tables below.

Forward-Looking Statements

This news release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our business strategy; our acquisition strategy; our financing strategy; our ability to make, maintain and grow distributions; our future operating results; the ability of our customers to meet their drilling and development plans on a timely basis, or at all, and perform under gathering, processing and other agreements; the ability of our partners to perform under our joint ventures and partnerships; our future capital expenditures; and our plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this news release, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this news release are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  Important factors that could cause our actual results to differ materially from the expectations listed in the forward-looking statements include, among others, our ability to successfully execute our business, acquisition and financing strategies; our ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis, or at all, and perform under gathering, processing and other agreements; the ability of our partners to perform under our joint ventures and partnerships; the timing and extent of changes in prices for, and demand for, natural gas, natural gas liquids and oil; our ability to successfully execute our hedging strategy and the resulting realized prices therefrom; the credit worthiness and performance of our counterparties, including financial institutions, operating partners and other parties; and other factors described in the Partnership’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Partnership’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The Partnership's filings with the U.S. Securities and Exchange Commission are available on our website at www.sanchezmidstream.com and on the SEC’s website at www.sec.gov. Management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in forward-looking statements. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Kevin Smith

VP of Investor Relations

(281) 925-4828

Sanchez Midstream Partners LP

Operating Statistics

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Gathering and Transportation Throughput:

Seco Pipeline
Natural gas (MMcf)	4,792	—	10,906	—

Western Catarina Midstream
Oil (MBbls)	1,094	1,044	2,121	2,065
Oil (MBbls/d)	12	11	12	11
Natural gas (MMcf)	14,145	15,432	27,798	29,088
Natural gas (MMcf/d)	155	170	154	161

Net Production in MBoe:

Total production (MBoe)	118	290	259	600
Average daily production (Boe/d)	1,297	3,187	1,431	3,315

Average Sales Price per Boe:

Net realized price, including hedges (1)	$45.84	$32.93	$44.97	$32.87
Net realized price, excluding hedges (2)	$50.21	$26.49	$47.85	$27.14

(1)	Excludes impact of mark-to-market gains (losses).
(2)	Excludes the impact of all hedging gains (losses).

Sanchez Midstream Partners LP

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	($ in thousands, except per unit amounts)
Oil, liquids, and gas sales	$5,925	$7,640	$12,393	$16,181
Gathering and transportation sales	1,661	14,176	3,349	25,387
Gathering and transportation lease revenues	13,168	—	25,486	—
Gain (loss) on mark-to-market activities	(3,715)	3,213	(5,653)	9,268
Total revenues	17,039	25,029	35,575	50,836

Operating expenses:
Lease operating expenses	2,007	3,881	3,978	8,864
Transportation operating expenses	3,071	3,032	5,918	6,328
Cost of sales	—	40	—	77
Production taxes	287	353	609	826
General and administrative	6,919	6,353	12,084	11,962
Unit-based compensation expense	1,347	780	2,785	1,320
(Gain) loss on sale of assets	(2,388)	—	(2,388)	—
Depreciation, depletion and amortization	6,545	8,937	13,173	21,118
Asset impairments	—	—	—	4,688
Accretion expense	123	240	249	498
Total operating expenses	17,911	23,616	36,408	55,681

Other (income) expense:
Interest expense, net	2,780	1,896	5,379	3,779
Earnings from equity investments	(3,111)	(1,042)	(7,383)	(1,524)
Other expense	1,254	—	1,524	—
Total expenses, net	18,834	24,470	35,928	57,936
Income (loss) before income taxes	(1,795)	559	(353)	(7,100)
Income tax expense	—	—	—	—
Net income (loss)	(1,795)	559	(353)	(7,100)
Less:
Preferred unit paid-in-kind distributions	(3,500)	—	(3,500)	(2,625)
Preferred unit distributions	(7,000)	(8,750)	(15,750)	(15,750)
Preferred unit amortization	(568)	(433)	(1,099)	(837)
Net loss attributable to common unitholders	$(12,863)	$(8,624)	$(20,702)	$(26,312)

Adjusted EBITDA	$17,601	$15,336	$36,179	$25,874

Net loss per unit
Common units - Basic	$(0.85)	$(0.62)	$(1.38)	$(1.92)
Weighted Average Units Outstanding
Common units - Basic	15,199,779	13,939,993	14,997,058	13,671,557

Sanchez Midstream Partners LP

Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2018	2017
	($ in thousands)

Current assets	$11,875	$17,527
Midstream and production assets, net	204,738	213,145
Other assets	286,809	297,751
Total assets	$503,422	$528,423

Current liabilities	$14,149	$13,413
Long-term debt, net of debt issuance costs	183,040	187,808
Other long-term liabilities	15,739	12,598
Total liabilities	212,928	213,819

Mezzanine equity	346,761	343,912

Partners' deficit	(56,267)	(29,308)
Total partners' deficit	(56,267)	(29,308)
Total liabilities and partners' capital	$503,422	$528,423

Sanchez Midstream Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution

			Three Months
	Three Months Ended		Ended	Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
	($ in thousands)

Net income (loss)	$(1,795)	$559	$1,442	$(353)	$(7,100)
Adjusted by:
Interest expense, net	2,780	1,896	2,599	5,379	3,779
Depreciation, depletion and amortization	6,545	8,937	6,628	13,173	21,118
Asset impairments	—	—	—	—	4,688
Accretion expense	123	240	126	249	498
Gain on sale of assets	(2,388)	—	—	(2,388)	—
Unit-based compensation expense	1,347	1,479	1,438	2,785	2,019
Unit-based asset management fees	2,647	2,345	2,279	4,926	4,375
Distributions in excess of equity earnings	2,360	803	1,837	4,197	1,771
(Gain) loss on mark-to-market activities	4,453	(1,347)	1,978	6,431	(5,827)
Acquisition and divestiture costs	1,529	424	251	1,780	553
Adjusted EBITDA (1)	$17,601	$15,336	$18,578	$36,179	$25,874
Adjusted by:
Maintenance capital expenditures(2)	(400)	(600)	(400)	(800)	(1,200)
Cash interest expense	(2,488)	(1,871)	(2,300)	(4,788)	(3,458)
Preferred unit distributions	(7,000)	(8,750)	(8,750)	(15,750)	(15,750)
Cash available for distribution	$7,713	$4,115	$7,128	$14,841	$5,466

(1)

To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation expense; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

(2)

Represents estimated maintenance capital expenditures attributable to our controlling interest in our midstream and production assets. Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.